Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-132724 on Form S-3 of our report dated February 22, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”), appearing in this Annual Report on Form 10-K for Southwestern Public Service Company for the year ended December 31, 2006.

/S/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
February 22, 2007